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                                   EXHIBIT 8
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                             ________________, 1995




Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio  45263

Mutual Federal Savings Bank of Miamisburg,
A Stock Savings Bank
120 South Alex
Miamisburg, Ohio 45342

Dear Sirs:

    As counsel for Fifth Third Bancorp and The Fifth Third Bank, we have been requested to render our opinion with respect to certain Federal income tax consequences of the Affiliation Agreement dated May 9, 1994 between Fifth Third Bancorp ("Fifth Third") and Mutual Federal Savings Bank of Miamisburg, A Stock Savings Bank ("Mutual Federal") and the Agreement of Merger dated May 9, 1994 between The Fifth Third Bank and Mutual Federal and agreed to by Fifth Third providing for the merger of Mutual Federal into The Fifth Third Bank.

    We have reviewed the terms of the proposed transaction as set forth in the Affiliation Agreement and the Agreement of Merger and have received representations from certain executive officers of The Fifth Third Bank and Mutual Federal relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Affiliation Agreement and the Agreement of Merger, the facts set forth in such representations and on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations.

    Based upon and subject to the foregoing, our opinion is as follows:

    1. The merger of Mutual Federal with and into The Fifth Third Bank will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code and, for purposes thereof, Fifth Third, The Fifth Third Bank and Mutual Federal each will qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code;

    2. No gain or loss will be recognized by Mutual Federal as a consequence of the merger;

    3. No gain or loss will be recognized by The Fifth Third Bank on the receipt by The Fifth Third Bank of substantially all the assets of Mutual Federal and the assumption by The Fifth Third Bank of Mutual Federal's liabilities;

    4. No gain or loss will be recognized by the shareholders of Mutual Federal who receive solely Fifth Third common stock in exchange for shares of Mutual Federal common stock pursuant to the

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         Agreement of Merger (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);

    5. The federal income tax basis of the Fifth Third common stock to be received by Mutual Federal shareholders who exchange their shares of Mutual Federal common stock solely for shares of Fifth Third common stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled) will be, in each instance, the same as the federal income tax basis of the Mutual Federal common stock surrendered in exchange therefor;

    6. The holding period of the Fifth Third common stock received by a Mutual Federal shareholder will include, in each case, the period during which the Mutual Federal common stock surrendered in exchange therefor was held, provided that the Mutual Federal common stock was held as a capital asset by such shareholder on the date of the exchange; and

    7. Holders of Mutual Federal common stock who receive cash in lieu of fractional shares of Fifth Third common stock will be treated as having received such fractional shares of Fifth Third common stock and then as having received such cash in redemption of such fractional shares subject to the provisions of Section 302 of the Code.

    We consent to the filing of this form of opinion as an exhibit to the Registration Statement filed in connection with the merger.

                                                  Very truly yours,

                                                  DINSMORE & SHOHL



                                                  J. Michael Cooney
JMC/je